Exhibit 99.2
For Immediate Release
Contact:
Debi Ethridge
Vice President, Finance & Investor Relations
dethridge@lodgian.com
(404) 365-2719
Lodgian Provides Further Update on Remaining Maturing Mortgage Debt
Obtains 30-day extension on mortgage pool,
continues negotiations for longer-term solution
     ATLANTA, Ga., July 7, 2009 — Lodgian, Inc. (NYSE Alternext US:LGN), one of the nation’s largest independent hotel owners and operators, today announced that the company has obtained an extension of the maturity date for the Merrill Lynch Fixed Rate Pool #3 (“Pool #3”). As of July 1, 2009, the principal amount of Pool #3 was $45.7 million. The company and the special servicer for Pool #3 have entered into an extension agreement to extend the maturity date of this indebtedness until August 1, 2009. Given the extension of the maturity date, the company is not in default of the original loan. The company paid no extension fee in connection with this short-term extension. The 30-day extension is intended to provide the parties an opportunity to reach an agreement on a longer-term maturity extension.
     The company and the special servicer are currently negotiating a longer-term maturity extension for Pool #3; however, the company can provide no assurances that the parties will reach such an agreement. In the event that the company is unable to achieve a long-term extension of Pool #3, the company expects that anticipated cash flow from the hotels securing

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Pool #3 may not be sufficient to meet the related debt service obligations and it may be necessary to transfer the properties securing this indebtedness to the lender in satisfaction of the company’s obligations.
     A schedule indicating the principal balance of Pool #3, as of July 1, 2009, as well as a listing of the hotels that serve as collateral under Pool #3, is attached as an exhibit to this press release.
About Lodgian
     Lodgian is one of the nation’s largest independent hotel owners and operators. The company currently owns and manages a portfolio of 38 hotels with 7,079 rooms located in 22 states. Of the company’s 38-hotel portfolio, 18 are InterContinental Hotels Group brands (Crowne Plaza, Holiday Inn, Holiday Inn Select and Holiday Inn Express), 12 are Marriott brands (Marriott, Courtyard by Marriott, SpringHill Suites by Marriott, Residence Inn by Marriott and Fairfield Inn by Marriott), two are Hilton brands, and five are affiliated with other nationally recognized franchisors including Starwood, Wyndham and Carlson. One hotel is an independent, unbranded property, which is currently closed and held for sale. For more information about Lodgian, visit the company’s website: www.lodgian.com.
Forward-Looking Statements
     This press release contains forward-looking statements within the meaning of the federal securities laws. All statements, other than statements of historical facts, including, among others, statements regarding Lodgian’s negotiations with special servicers and lenders, optional maturity extensions, property dispositions, future financial position, business strategy, projected performance and financing needs, are forward-looking statements. Those statements include statements regarding the intent, belief or current expectations of Lodgian and members of its management team, as well as the assumptions on which such statements are based, and generally are identified by the use of words such as “may,” “will,” “seeks,” “anticipates,” “believes,” “estimates,” “expects,” “plans,” “intends,” “should” or similar expressions.

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Forward-looking statements are not guarantees of future performance and involve risks and uncertainties that actual results may differ materially from those contemplated by such forward-looking statements. Many of these factors are beyond the company’s ability to control or predict. Such factors include, but are not limited to, the effects of regional, national and international economic conditions, our ability to refinance or extend maturing mortgage indebtedness, competitive conditions in the lodging industry and increases in room supply, requirements of franchise agreements (including the right of franchisors to immediately terminate their respective agreements if we breach certain provisions), our ability to complete planned hotel dispositions, the effects of unpredictable weather events such as hurricanes, the financial condition of the airline industry and its impact on air travel, the effect of self-insured claims in excess of our reserves and our ability to obtain adequate insurance at reasonable rates, and other factors discussed under Item IA (Risk Factors) in Lodgian’s Form 10-K for the year ended December 31, 2008. We assume no duty to update these statements.
     Management believes these forward-looking statements are reasonable; however, undue reliance should not be placed on any forward-looking statements, which are based on current expectations. All written and oral forward-looking statements attributable to Lodgian or persons acting on its behalf are qualified in their entirety by these cautionary statements. Further, forward-looking statements speak only as of the date they are made, and the company undertakes no obligation to update or revise forward-looking statements to reflect changed assumptions, the occurrence of unanticipated events or changes to future operating results over time unless otherwise required by law.
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Exhibit
Merrill Lynch Fixed Rate Pool #3
Principal balance, as of July 1, 2009 — $45.7 million
Properties securing mortgage indebtedness:
•	Courtyard by Marriott — Bentonville, AR

•	Courtyard by Marriott — Florence, KY

•	Holiday Inn Inner Harbor — Baltimore, MD

•	Fairfield Inn by Marriott — Merrimack, NH

•	Courtyard by Marriott — Abilene, TX

•	Crowne Plaza — Houston, TX